Exhibit 99.1

Contacts:     W. Benjamin Moreland, CFO

                     Jay Brown, Treasurer

                     Crown Castle International Corp.

                     713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL COMPLETES $250

MILLION REVOLVING CREDIT FACILITY

January 10, 2007 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that on January 9, 2007, its direct wholly owned subsidiary Crown Castle Operating Company entered into a new $250 million senior revolving credit facility (“New Facility”), which will mature on January 8, 2008.

The proceeds of the loans under the New Facility may be used for general corporate purposes, including investments, repurchases of shares of common stock of Crown Castle and dividends. The New Facility remained undrawn at closing.

Additional details regarding the New Facility will be available in Crown Castle’s Form 8-K to be filed with the Securities Exchange Commission on or before January 15, 2007.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 76 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 11,500 and over 1,300 wireless communication sites in the US and Australia, respectively. On October 6, 2006, Crown Castle announced it had entered into a definitive agreement to acquire Global Signal Inc. (NYSE: GSL). Global Signal owns, leases or manages approximately 11,000 towers and other wireless communications sites. For more information on Crown Castle, please visit www.crowncastle.com.

News Release continued:

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding use of proceeds from the proposed credit facilities. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.